Exhibit 99.1

Dougherty’s Pharmacy, Inc. Announces Two Percent Special Stock Dividend

Dallas, Texas, December 04, 2017 – Dougherty’s Pharmacy, Inc. (OTCQB: MYDP) (the “Company or “Dougherty’s”) today announced that its Board of Directors has declared a special two percent stock dividend on the Company’s common stock outstanding as of December 18, 2017, which is the record date for such stock dividend. This stock dividend will be payable December 27, 2017. The dividend will be issued in the form of additional shares of common stock. Any fractional shares will be rounded up to the nearest whole number.

“This action by the Board is a strong endorsement of its confidence in Dougherty’s growth strategy as well as the underlying strength of our business,” said Jim Leslie, Chairman of Dougherty’s. “We are pleased to be able to reward our stockholders with this stock dividend, and we appreciate their continued support as we continue to work towards creating increased stockholder value by expanding our healthcare operations.”

“This two percent stock dividend will support the long-term liquidity of our common shares by adding approximately 450,000 shares to our capitalization,” said Mark Heil, President and CFO of Dougherty’s. “We are well positioned to continue our strategy of growth through the integration of other community pharmacies that will extend our portfolio and help drive our financial results.”

About Dougherty’s Pharmacy, Inc.

Dougherty’s Pharmacy, Inc. is a retail pharmacy chain focused on successfully acquiring, managing and growing community-based pharmacies in the Southwest Region of the United States. On June 9, 2017, the Company changed its name from Ascendant Solutions, Inc. to Dougherty’s Pharmacy, Inc. to better reflect the corporate vision and operating structure. Dougherty’s currently has approximately $48 million in net operating loss carryforwards which can be used to shelter future income, thus enhancing free cash flow or debt service capabilities. Interested investors can access financials and stock trading information for Dougherty’s at OTCMarkets.com or at www.doughertys.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations, projections, estimates and assumptions. These forward-looking statements may be identified by words such as "expects," "believes," "anticipates" and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Contacts:
	Mark S. Heil	Geralyn DeBusk or Tom Carey
	President and CFO	Halliburton Investor Relations
	972-250-0945	972-458-8000